Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS THIRD QUARTER 2007 EARNINGS

November 8, 2007. Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $4,009,000, or $.27 per share, on operating revenues of $23,650,000 for the third quarter of 2007. This compares to net income of $4,595,000, or $.31 per share, on operating revenues of $25,408,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that the results of operations for the third quarter of 2007 were negatively impacted by $1,472,000 of strategic alternatives expenses incurred in connection with the activities that resulted in or were pursuant to the agreement and plan of merger with Consolidated Communications Holdings, Inc. (Consolidated), which, on an after tax basis, reduced the Company’s net income by $861,000, or $.06 per share. The results of operations for the third quarter of 2007 were positively impacted by a $296,000 decrease in the Company’s income tax liabilities that resulted in a reduction in the Company’s effective tax rate; such reduction increased the Company’s net income by the full amount of the $296,000, or $.02 per share.

Mr. Brown reported that operating revenues decreased $1,758,000, or 6.9%, during third quarter 2007 as compared to third quarter 2006. He noted that the decrease in revenues was attributable to several sources, including an $890,000 decrease in access revenues, mostly due to a decrease in overall access minutes of use on the Company’s network and unfavorable changes in the National Exchange Carrier Association average schedule formulas applicable to the Company’s Incumbent Local Exchange Carrier (ILEC), North Pittsburgh Telephone Company (NPTC). In addition, revenues were negatively impacted by a $569,000 decrease in toll revenues due to competitive pricing pressures experienced on the Company’s toll offerings and a $382,000 decrease in local dial tone revenues as a result of a decrease in the Company’s overall number of access lines, offset partially by a $169,000 increase in combined special access and broadband revenues.

Operating expenses for the third quarter of 2007 increased $215,000, or 1.1%, from the comparable prior year period. The increase was due to a $267,000 increase in depreciation expense associated with growth in the Company’s depreciable asset base and the aforementioned $1,472,000 of strategic alternatives expenses incurred during the third quarter of 2007, offset partially by a $1,404,000 decrease in network and other operating expenses and a $120,000 decrease in operating taxes. The decrease in network and other operating expenses was mainly due to an approximate $1,100,000 reduction in the Company’s combined labor and benefit expenses during the third quarter of 2007 as a result of the restructuring of employee benefit plans and a decrease in the overall employee base. In addition, operational support system expenses decreased by $115,000 as the third quarter of 2006 included costs incurred by the Company with the migration to a new billing system at one of its subsidiaries.

Other income (net) for the third quarter of 2007 increased $422,000 from the prior year period principally due to a $361,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships).

The effective tax rate on income from continuing operations was 36.8% for the third quarter of 2007 as compared to 41.8% for the same quarterly period in 2006. The decrease in the effective tax rate was due to the aforementioned $296,000 decrease in the Company’s income tax liabilities for unrecognized tax benefits recorded in the third quarter of 2007.

North Pittsburgh Systems, Inc.
Reports Third Quarter 2007 Earnings

For the first nine months of 2007, net income decreased $17,353,000 to $9,226,000 from $26,579,000 for the first nine months of 2006, and earnings per share amounted to $.61 as compared to $1.77 for the first nine months of 2006. In addition, for the first nine months of 2007, operating revenues decreased $5,444,000, or 7.0%, while operating expenses increased $6,208,000, or 10.5%, and Other income (net) decreased $18,566,000 as compared to the first nine months of 2006. Many of the factors described above in the third quarter analysis, and also significant non-routine items described below, contributed to the change in net income for the first nine months of 2007.

Mr. Brown noted that significant items that were not routine in nature impacted both the 2007 and 2006 year-to-date periods. For the nine-month period ended September 30, 2007, the Company had incurred $2,189,000 of strategic alternatives expenses in connection with the activities that resulted in or were pursuant to the agreement and plan of merger with Consolidated, which, on an after tax basis, reduced the Company’s year-to-date net income by $1,281,000, or $.09 per share. The results of operations for the first nine months of 2007 were also impacted by $6,468,000 in curtailment and special termination benefit expenses associated with a voluntary early retirement incentive program that extended through March 31, 2007 at the Company’s NPTC subsidiary. In total, 40 employees elected to retire and receive the enhanced benefits of that program, which resulted in $2,869,000 of special termination benefit expenses recorded upon the re-measurement of NPTC’s defined benefit retirement plan and $3,599,000 of curtailment and special termination benefit expenses recorded in association with the re-measurement of NPTC’s postretirement medical and life insurance plans. On an after tax basis, the curtailment and special termination benefit expenses recorded during the first quarter of 2007 had the impact of reducing the Company’s 2007 year-to-date net income by $3,784,000, or $.25 per share. In addition, during the second quarter of 2006, the Company’s NPTC subsidiary received a payment of $19,622,000 from the Rural Telephone Bank (RTB) for the redemption of NPTC’s RTB stock and recognized a gain on the full amount of the proceeds received, which, on an after tax basis, contributed $11,479,000 to the net income recorded during the 2006 second quarter, or $.76 per share.

Turning to operations, Mr. Brown reported that as of September 30, 2007, the Company had a total of 59,311 access lines in its ILEC territory, 67,802 Competitive Local Exchange Carrier (CLEC) access line equivalents (including 42,317 access lines and 2,286 DSL subscribers) and a total of 16,860 DSL subscribers across all subsidiaries. He stated that with the introduction during 2006 of telephony competition from the two main cable companies whose service areas overlap the majority of the Company’s ILEC territory, ILEC access line losses had increased from their historical levels; the Company experienced a 10.6% decrease in access lines in its ILEC territory over the twelve-month period ended September 30, 2007. The annualized access line loss rate was greatly impacted by the loss of 1,771 lines during the first quarter of 2007 and 3,030 lines during the fourth quarter of 2006, which was the first full quarter in which the Company’s cable competitors had local number portability; more recent ILEC access line losses had totaled 883 lines and 1,352 lines for the second and third quarters of 2007, respectively. Mr. Brown further noted that total CLEC access line equivalents and consolidated DSL subscribers had grown 6.4% and 9.6%, respectively, over that same twelve-month period ended September 30, 2007.

North Pittsburgh Systems, Inc. has total assets of $157 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom).

North Pittsburgh Systems, Inc.
Reports Third Quarter 2007 Earnings

Cautionary Language Concerning Forward-Looking Statements

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; the Company’s ability to continue to penetrate its edge-out markets; and risks associated with the proposed merger with Consolidated Communications Holdings, Inc., including failure to consummate or a delay in consummating the merger. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007.

Proxy Statement/Prospectus

This material is not a substitute for the proxy statement/prospectus of North Pittsburgh and Consolidated dated October 9, 2007 which was declared effective on October 9, 2007. Investors are urged to read the proxy statement/prospectus, which contains important information, including detailed risk factors. The proxy statement/prospectus is, and other documents which will be filed by North Pittsburgh and Consolidated with the Securities and Exchange Commission will be, available free of charge at the Securities and Exchange Commission’s website, www.sec.gov, or by directing a request to North Pittsburgh’s proxy solicitors, MacKenzie Partners, Inc., collect at (212) 929-5500 or toll-free at (800) 322-2885. The definitive proxy statement/prospectus was first mailed to shareholders of North Pittsburgh on October 12, 2007.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation

North Pittsburgh and Consolidated, and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of North Pittsburgh is set forth in the proxy statement/prospectus and North Pittsburgh’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended. Information about the directors and executive officers of Consolidated is set forth in the proxy statement for Consolidated’s 2007 annual meeting of shareholders. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the definitive proxy statement/prospectus.

North Pittsburgh Systems, Inc.
Reports Third Quarter 2007 Earnings

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2007	2006	2007	2006
Operating revenues:
Local network services	$6,877	$7,385	$20,808	$22,499
Long distance and access services	13,384	14,666	41,324	45,142
Directory advertising, billing and other services	310	337	933	1,065
Other operating revenues	3,079	3,020	9,323	9,126

Total operating revenues	23,650	25,408	72,388	77,832

Operating expenses:
Network and other operating expenses (exclusive of depreciation and amortization shown separately below)	14,360	15,764	43,483	46,667
Depreciation and amortization	3,583	3,316	10,671	9,685
Operating taxes	681	801	2,443	2,694
Strategic alternatives expenses	1,472	—	2,189	—
Curtailment and special termination benefit expenses	—	—	6,468	—

Total operating expenses	20,096	19,881	65,254	59,046

Net operating income	3,554	5,527	7,134	18,786

Other income, net	2,791	2,369	8,193	26,759

Income from continuing operations before income taxes	6,345	7,896	15,327	45,545

Provision for income taxes	2,336	3,304	6,101	18,975

Income from continuing operations	4,009	4,592	9,226	26,570

Income from discontinued operations, net of income taxes	—	3	—	9

Net income	$4,009	$4,595	$9,226	$26,579

Weighted average common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.27	$.31	$.61	$1.77

Dividends per share	$.20	$.20	$.60	$1.59

	Sept. 30 2007	Dec. 31 2006
Cash and temporary investments	$46,629	$49,518
Total assets	157,000	157,433
Total debt	16,198	18,512
Total shareholders’ equity	100,758	101,296